September 21, 1999


A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, Missouri 63103

     RE:  A.G. Edwards, Inc. 1988 Incentive Stock Plan

     We are counsel for A.G. Edwards, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 shares of Common Stock, $1.00 per share par value, of the Company (the "Shares") and associated Common Stock Purchase Rights (the "Rights") to be issued under the A.G. Edwards, Inc. 1988 Incentive Stock Plan, as amended (the "Plan").

     A Registration Statement on Form S-8 (the "Registration Statement") with respect to such Shares and associated Rights is being filed concurrently herewith with the Securities and Exchange Commission.

     As counsel, we have reviewed the organizational documents of the Company, including the Certificate of Incorporation and the Bylaws as amended to date, and we have reviewed a certified copy of the Plan. We also have examined copies of resolutions certified by the Secretary of the Company and adopted at: (i) a meeting of the Board of Directors of the Company held on February 19, 1999; and
(ii) a meeting of the stockholders of the Company held on June 24, 1999. We also have relied on a Certificate issued by the Delaware Secretary of State and dated September 21, 1999, certifying as to the incorporation of the Company and to the Company's good standing on that date (the "Certificate"). Where questions of fact material to the opinions hereinafter expressed were not independently established, we have relied upon statements of officials of the Company. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies. In rendering our opinions set forth in Paragraph 1 below, we have relied solely upon the information contained in the Certificate.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Shares, and the associated Rights, to be issued pursuant to the Plan are duly and validly authorized.

     3. When the Shares, and the associated Rights, to be issued pursuant to the Plan are issued by the Company in accordance with the provisions of the Plan, such Shares and associated Rights will be duly and validly issued, and such Shares will be fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5 of the above-mentioned Registration Statement.




                    /s/ Blackwell Sanders Peper Martin LLP

                    BLACKWELL SANDERS PEPER MARTIN LLP

TAAC